Exhibit 99.1

Invitae Announces Proposed Offering of $200 Million of Convertible Senior Notes

SAN FRANCISCO, Calif. – September 4, 2019 – Invitae Corporation (NYSE: NVTA) today announced its intention to offer, subject to market conditions and other factors, $200.0 million aggregate principal amount of convertible senior notes due 2024 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the offering, Invitae expects to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $30.0 million principal amount of notes on the same terms and conditions.

Invitae intends to use the net proceeds from the offering of the notes to repay, including a prepayment premium, the $75.0 million in aggregate principal amount of notes outstanding under its 2018 Note Purchase Agreement and for international expansion, infrastructure investment, working capital and other general corporate purposes. Invitae may also use a portion of the net proceeds from the offering to acquire or invest in complementary businesses, assets or technologies, although it has no present commitments or agreements to do so.

When issued, the notes will be unsecured, senior obligations of Invitae, and interest will be payable semi-annually. Invitae will settle conversions of the notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election. Final terms of the notes, including the interest rate, the initial conversion rate, repurchase or redemption rights, and other terms, will be determined at the time of pricing by negotiations between Invitae and the initial purchasers of the notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the shares of Invitae common stock issuable upon conversion of the notes, if any, have not been registered under the Securities Act or the securities laws of any other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from such registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intention to offer the notes, the granting of the option to purchase additional notes, the intended use of net proceeds from the proposed offering and the completion, timing, terms and size of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risks related to whether Invitae will offer the notes or consummate the offering of the notes on the expected terms, or at all, the potential impact of market and other general economic conditions, whether Invitae will be able to satisfy the conditions required to close any sale of the notes, the anticipated use of the net proceeds of the offering, the fact that Invitae’s management will have broad discretion in the use of the proceeds from any sale of the notes, and other risks detailed from time to time in Invitae’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019. The forward-looking statements in this press release are based on information available to Invitae as of the date hereof, and Invitae does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made except as otherwise required by law.

Investor Relations Contact:

Laura D’Angelo

ir@invitae.com

(628) 213-3369